Exhibit 10.2

                         WAIVER AND AMENDMENT AGREEMENT


         This WAIVER AND AMENDMENT AGREEMENT is made and entered into as of October 29, 1999, by and between MERIDIAN MEDICAL TECHNOLOGIES, INC., a Delaware corporation (the "Company") and NOMURA HOLDING AMERICA INC., a Delaware corporation (together with its successors assigns and transferees, the "Purchaser").

                                    RECITALS

         WHEREAS, the Company and the Purchaser have entered into that certain Note and Warrant Purchase Agreement dated as of April 30. 1998, as amended by the Waiver and Amendment dated as of October 15, 1998 and the Waiver and Amendment Agreement dated as of June 14,1999 (as amended, the "Purchase Agreement"): capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Purchase Agreement;

         WHEREAS, the Company and the Purchaser have agreed to further amend the Purchase Agreement on the terms and conditions set forth herein;

         NOW, THEREFORE, the Company and the Purchaser agree as follows:

         SECTION 1. Waiver. On the Amendment Effective Date (as defined below), the Purchaser shall be deemed to have waived any violations of the Company's Financial Covenants set forth in Section 10.16 of the Purchase Agreement occurring on or before July 31, 1999. Nothing herein shall be deemed to waive any violation of such covenants that arose or came into existence after the Amendment Effective Date.

         SECTION 2. Amendment of the Purchase Agreement

                  (a) Amendment to Section 1.1. Section 1.1 of the Purchase Agreement is hereby amended by replacing the definition of "EBITDA with the following:

                    "EBITDA" means, for any period, an amount equal to Net
             Income plus (to the extent deducted in determining Net Income) interest expense, provisions for income taxes, depreciation, amortization of intangible assets and the write-off of in-process research and development expense, in each case for the Company and its Subsidiaries on a consolidated basis-, provided, that (a) any calculation of EBITDA that takes into account the fourth quarter of the Company's 1997 Fiscal Year shall exclude from such calculation the $1,539,400 pre-tax charge incurred during the fourth quarter of the Company's 1997 Fiscal Year, which charge is related to the voluntary product exchange program instituted during such period,
             (b) any calculation of EBITDA shall exclude any extraordinary item associated with the extinguishment of Indebtedness as a result of any refinancing of all or any part of the Indebtedness evidenced by the Estate Subordinated Note or the Junior Subordinated Note or the obligations under the Senior Loan Documents, (c) any calculation of EBITDA that takes into account the third quarter of the Company's 1998 Fiscal Year shall exclude from such calculation the $2,244,000 pre-tax charge incurred during such third quarter of the Company's 1998 Fiscal Year, which charge is related to the EpiPen(R) product recall announced in May 1998, (d) any calculation of EBITDA that takes into account the fourth quarter of the Company's 1998 Fiscal Year shall exclude from such calculation the $500,000 pre-tax charge incurred during such fourth quarter of the Company's 1998 Fiscal Year. which charge is related to the revision of the estimated costs of the EpiPen(R) product recall, (e) any calculation of EBITDA that takes into account the fourth quarter of the Company's 1998 Fiscal Year shall exclude from such calculation the $166,000 pre-tax charge incurred during such fourth quarter of the Cornpany's 1998 Fiscal Year, which charge is related to the amendment to the warrants amending the exercise price thereunder from $11.988 to $7.50 per share of Common Stock that may be purchased under the Warrants; and provided further, that (w) EBITDA for the 12-month period ending on October 31, 1999 shall be calculated by multiplying the EBITDA for the fiscal quarter ending on that date, calculated using the above general definition, by four, (x) EBITDA for the 12-month period ending on January 31, 2000 shall be calculated by adding the EBITDA for the two fiscal quarters ending on October 31, 1999 and January 31, 2000, calculated using the above general definition, and multiplying this sum by two, (y) EBITDA for the 12-month period ending on April 30, 2000 shall be calculated by adding the EBITDA for the three fiscal quarters ending on October 31, 1999, January 31, 2000 and April 30, 2000, calculated using the above general definition, and multiplying this sum by four thirds, and (z)EBITDA for any 12-month period ending after April 30, 2000 shall be calculated using the above general definition.

                  (b) Amendment to Section 10.1. Section 10.1 of the Purchase Agreement is hereby amended by deleting clause (d) and replacing it with "RESERVED".

                  (c) Amendment to Section 10.11. The table in Section 10.11 of the Purchase Agreement is hereby amended by deleting the entry of $6,600,000 in the column titled "Permitted Amount" listed opposite the entry of 2000 in the column titled "Fiscal Year Ended" and replacing it with $4.600,000.

                  (d) Amendment to Section 10.16. Section 10.16 of the Purchase Agreement is hereby amended by deleting Section 10.16 in its entirety and replacing it with the following:

                    Section 10.16. Financial Covenants. (a) Minimum Net Worth.
             The Company shall not permit its net worth determined in accordance with GAAP as of the last day of any fiscal quarter, (i) commencing with the fiscal quarter ending on October 31, 1999 and continuing thereafter through and including January 31, 2000 to be less than $10,000,000, (ii) for the fiscal quarter ending on April 30, 2000 to be less than S10,500,000, (iii) for the fiscal quarter ending on July 31, 2000 to be less than 11,000.000, and (iv) commencing with the fiscal quarter ending on October 31, 2000 and continuing thereafter, to be less than (A) 1l,000,000 plus (B) 50% of Net Income (but not loss) of the Company for each Fiscal quarter of the Company ending after July 31, 2000 through and including the last day of the fiscal quarter in which this covenant is being tested; provided, however, that any calculation of net worth and Net Income (and loss) shall exclude the after-tax effect of any extraordinary item associated with the extinguishment of indebtedness as a result of any partial refinancing of the Senior Indebtedness and shall also exclude any 'increase in net worth resulting from the issuance of the Warrants.

                  (b) Total Debt Leverage Ratio. The Company shall not permit its Total Debt Leverage Ratio with respect to the 12-month period ending on the last day of any fiscal quarter of the Company to be greater than the ratio set forth opposite such fiscal quarter:

                 Fiscal Quarter Ended                       Ratio
                 --------------------                       -----

               October 31, 1999                             4.25      1.00
               January 31, 2000                             4.25      1.00
               April 30, 2000                               4.00      1.00
               July 31,2000 and the last day
               of any subsequent fiscal
               quarter of the Company                       3.50      1.00

                  (c) Total Debt Service Ratio. The Company will not permit its Total Debt Service Ratio with respect to the 12-montn period ending on the last day of any fiscal quarter of the Company to be less than the ratio set forth below opposite such fiscal quarter:




                   Fiscal Quarter Ending                                Ratio
                   ---------------------                                -----

                 October 31,. 1999                              1.50    1.00
                 January 31, 2000                               1.50    1.00
                 April 30, 2000                                 1.50    1.00
                 July 31, 2000                                  1.75    1.00
                 October 31, 2000 and the last
                 day of any subsequent fiscal
                 quarter of the Company                         2.25   .1.00


                  (d) Interest Coverage Ratio. The Company will not permit its Interest Coverage Ratio with respect to the 12-month period ending on the last day of any fiscal quarter to be less than the ratio set forth opposite such fiscal quarter.


                  Fiscal Quarter Ending                                Ratio
                  ---------------------                                -----


                 October 31, 1999                             1.95     1.00
                 January 31, 2000                             1.95     1.00
                 April 30, 2000                               2.20    :1.00
                 July 31, 2000                                2.40:    1.00
                 October 31, 2000 and the last
                 day of any subsequent fiscal
                 quarter of the Company                       2.75    :1.00

                  (e) EBITDA. The Company will not permit EBITDA for the 12-month period ending on the last day of any fiscal quarter of the Company to be less than the amount set forth opposite such date:

                   Fiscal Quarter Ended                           Amount
                   --------------------                           ------

                 October 31, 1999                               $6,400,000
                 January 31, 2000                               $6,250,000
                 April 30, 2000                                 $6,500,000
                 July 31, 2000                                  $7,500,000
                 October 31, 2000 and the last
                 day of any subsequent fiscal
                 quarter of the Company                         $10,000,000

         SECTION 3. Amendment of Warrants, The Company and the Purchaser hereby agree to amend the Warrants so that the exercise price thereof shall be the lesser of (i) $4.6625 per share and (ii) the lowest five consecutive trading day average of the Company's common share price (based an last sales prices) during the period commencing on (and including) June 14, 1999 to (but excluding) July 31, 2000 (subject to adjustment as provided therein). Such amendment may take the form of a replacement warrant certificate (the "Replacement Warrant"). Concurrently with or promptly after receipt of the Replacement Warrant, the Purchaser shall deliver the current warrant certificate to the Company for cancellation.

         SECTION 4. Representations and Warranties.

                  (a) The Company hereby represents and warrants to the Purchaser that (I) this Waiver and Amendment Agreement and the Replacement Warrant have been duly authorized by all necessary corporate action, (ii) this Waiver and Amendment Agreement has been, and the Replacement Warrant will be, duly executed and delivered by the Company and (iii) this Waiver and Amendment Agreement is, and the Replacement Warrant when issued, executed and delivered as contemplated herein will be the legal, valid and binding obligations of the Company. in each case enforceable against the Company in accordance with their respective terms, except, in each of the foregoing cases, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium. or other laws relative to affecting the enforcement of creditors' rights generally in effect from time to time and by general principles of equity.

                  (b) The Company hereby represents and warrants to the Purchaser that, other than the occurrence which is being waived under
         Section I above, as of the date hereof no Default or Event of Default has occurred and is continuing.

         SECTION 5. Continuing Effectiveness of Purchase Agreement. Except as expressly provided herein, no other provision of the Purchase Agreement is amended hereby. The Purchase Agreement, as amended hereby, is and shall continue In full force and effect in accordance with the provisions thereof, and this Waiver and Amendment Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Purchaser under the Purchase Agreement. This Waiver and Amendment Agreement shall be effective only in the specific instances and for the purpose for which it is given and shall be limited precisely as written and shall not constitute a waiver of any other provision of the Purchase Agreement or a waiver of the Purchase Agreement for any other purpose or for any other period.

         SECTION 6. Cost and Expenses. The Company agrees to pay all out-of-pocket expenses of the Purchaser for the negotiation, preparation, execution and delivery of this Waiver and Amendment Agreement (including fees and expenses of Stroock & Stroock & Lavan LLP, counsel to the Purchaser).

         SECTION 7. Effectiveness. This Waiver and Amendment Agreement shall become effective on the date (the "Amendment Effective Date") when each of the following conditions have been satisfied:

                  (a) a copy of this Waiver and Amendment Agreement shall have been duly executed by each of the Company and the Purchaser and delivered to the Purchaser; and

                  (b) delivery to the Purchaser of the Replacement Warrant, duly executed by the Company, against delivery of the current warrant certificate.

         SECTION 8. Headings. The various headings of this Waiver and Amendment Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Waiver and Amendment Agreement or any provision hereof.

         SECTION 9. Counterparts. This Waiver and Amendment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same Instrument.

         SECTION 10. References. From and after the Amendment Effective Date, the term "this Agreement" and the expressions "hereunder" and "herein", and words of similar import when used in or with respect to the Purchase Agreement shall mean the Purchase Agreement as amended by this Waiver and Amendment Agreement.

         SECTION 11. Governing Law. THIS WAIVER AND AMENDMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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

        IN WITNESS WHEREOF, the Company and the Purchaser have caused this Waiver and Amendment Agreernent to be executed by their duly authorized officers as of the date first written above.

                           MERIDIAN MEDICAL TECHNOLOGIES, INC.

                           By: /S/ James H. Miller
                               -----------------------------------------
                               Its President and Chief Executive Officer



                           NOMURA HOLDING AMERICA, INC.

                           By: /S/ Joseph R. Schmuckler
                               -----------------------------------------
                                  Its: Attorney-in-fact
                                  Joseph R. Schmuckler
                                  Executive Managing Director